Exhibit 10.39

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT to the EMPLOYMENT AGREEMENT between The Ryland Group, Inc., a Maryland corporation (the “Company”) and R. Chad Dreier (the “Executive”) is effective as of February 25, 2009 (the “Effective Date”) and amends the Employment Agreement between the Company and the Executive originally dated as of July 1, 2002 which was amended and restated as of April 20, 2005 (the “Employment Agreement”).

The Employment Agreement currently provides for the employment of the Executive through December 31, 2010.  In agreeing to terminate the Employment Agreement effective May 29, 2009, the Executive is giving up significant compensation and other benefits that otherwise would be payable to him, including significant amounts that would be payable in the event he remained in the employment of the Company or the Company were to terminate the Employment Agreement without cause.  Accordingly, in consideration of the mutual covenants and agreements of the parties set forth in this Amendment of the Employment Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.                                       Termination of Employment Agreement.  The Employment Agreement will terminate effective May 29, 2009.

2.                                       Term of Employment, Position and Responsibilities.  Effective May 29, 2009 (the “Retirement Date”), the Executive will terminate employment with the Company and cease to serve as Chief Executive Officer.  The Executive and the Company mutually agree that this termination of employment will be treated as a “Retirement” of the Executive for all purposes, including pursuant to the Employment Agreement and any incentive, benefit or other plans or programs of the Company.  After May 29, 2009, the Executive will serve as Chairman of the Board and as a non-employee Director of the Company, receiving compensation as a Director of the Company.

3.                                       Compensation and Benefits.  From the Effective Date of this Amendment until May 29, 2009 (the “Remaining Term”), the Executive will receive a pro-rated annual Base Salary of $900,000 per year paid in installments consistent with the normal payroll practices of the Company.

On November 30, 2009, the Executive will receive a lump sum cash payment of $2 million, subject to withholding by the Company, in consideration for the amendment and termination of the Employment Agreement and his agreement to treat the termination as a “Retirement.”

The Executive is eligible to receive an Annual Bonus for 2009 pro-rated for the period from January 1, 2009 until the Executive’s date of retirement on May 29, 2009, which is 5/12 of the 2009 Annual Bonus payment for which the Executive is eligible.  Subject to the terms and conditions of the Executive’s 2009 Annual Bonus program, the Executive can receive this payment of the 2009 Annual Bonus after December 31, 2009 and on or before January 25, 2010.

During the Remaining Term, the Executive is entitled to receive other employee benefits, such as disability, group life, sickness, accident and health insurance programs, executive life insurance programs and other perquisites available to executive officers of the Company.

4.                                       Equity Awards and Outstanding Grants.  Effective as of May 29, 2009, the Executive will receive no further equity awards from the Company.  Also effective on May 29, 2009, the Executive will cease to be eligible to vest in the remaining 40,000 Stock Units scheduled to vest, subject to satisfaction of performance objectives, on March 1, 2010, and these Stock Units are forfeited and cancelled as of May 29, 2009.

5.                                       TRG Incentive Plan.  The Executive is not eligible to receive a 2009 TRGIP Performance Award.  Effective May 29, 2009, the Executive is fully vested in his remaining Deferred 2007 TRGIP Performance Award and Deferred 2008 TRGIP Performance Award.  On November 30, 2009 (six months after his Retirement Date), the Executive will receive payment of the remaining amount of his Deferred 2007 TRGIP Performance Award and the full amount of his Deferred 2008 TRGIP Performance Award, including all earnings credited by the Company and established by the Compensation Committee with respect to the Cash Accounts of Participants pursuant to the TRG Incentive Plan.

6.                                       Supplemental Executive Retirement Plan.  On May 29, 2009, which is the Executive’s Retirement Date, the Executive will receive a lump sum cash payment of $8,217,100, subject to withholding by the Company, in payment of the Executive’s vested SERP Benefit pursuant to the Dreier Supplemental Executive Retirement Plan (SERP) which was previously entered into and effective as of July 1, 2002.  On November 30, 2009, which is the date that is six (6) months after the Executive’s Retirement Date, the Executive will receive a lump sum cash payment of $16,434,199, subject to withholding by the Company, in payment of the Executive’s vested SERP II Benefit pursuant to the Dreier Supplemental Executive Retirement Plan II (SERP II) which was previously entered into and effective as of January 1, 2005.

7.                                       Executive Retirement Health Insurance Program.  Effective May 29, 2009, the Executive will receive an Executive Retirement Health Insurance Program for the Executive and the Executive’s spouse for a period of fifteen (15) years extending until May 29, 2024.  The Executive Retirement Health Insurance Program is equivalent to and shall provide the same coverage and benefits as the Company’s executive health insurance program in which the Executive currently participates as of the Effective Date of this Amendment.

{Signature page follows}

IN WITNESS WHEREOF, the Executive and the Company have executed this Amendment to the Employment Agreement as of February 25, 2009.

THE RYLAND GROUP, INC.		EXECUTIVE:

By:	/s/ William L. Jews	/s/ R. Chad Dreier
William L. Jews,		R. Chad Dreier
Lead Director of the
Board of Directors

By:	/s/ Norman J. Metcalfe
Norman J. Metcalfe
Chairman of the
Compensation Committee of
the Board of Directors

By:	/s/ Robert J. Cunnion, III
Robert J. Cunnion, III
Senior Vice President

Attest: /s/ Timothy J. Geckle
Timothy J. Geckle
Secretary